EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Artesian Resources Corporation
Newark, Delaware

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-88531 and 333-136184) and Form S-8 (No. 333-05255, 333-31209, 333-78043 and 333-126910) of Artesian Resources Corporation of our reports dated March 11, 2010, relating to the consolidated financial statements, and the effectiveness of Artesian Resources Corporation’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/BDO Seidman, LLP

Bethesda, Maryland
March 11, 2010